UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 12, 2007

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

National CineMedia, LLC Operating Agreement

On February 12, 2007, National CineMedia, Inc. (the “Company,” “we” or “us”), American Multi-Cinema, Inc. (“AMC”), Cinemark Media, Inc. (“Cinemark Media”) and Regal CineMedia Holdings, LLC (“RCH”) agreed upon the final terms of the National CineMedia, LLC Third Amended and Restated Limited Liability Company Operating Agreement (the “Restated Operating Agreement”). AMC, Cinemark Media and RCH and their respective affiliates are referred to in this Current Report on Form 8-K as the “Founding Members.” The Third Restated Operating Agreement was executed by the parties effective February 13, 2007. Certain basic terms of the Restated Operating Agreement are discussed below.

Appointment as Manager. Under the Restated Operating Agreement, we became a member and the sole manager of National CineMedia, LLC (“NCM LLC”). As the sole manager, we control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of NCM LLC and the day-to-day management of NCM LLC’s business. Furthermore, we cannot be removed as manager of NCM LLC.

Except as necessary to avoid being classified as an investment company or with the Founding Members’ approval, as long as we are the manager of NCM LLC our business will be limited to owning and dealing with units, managing the business of NCM LLC, fulfilling our obligations under the Securities Exchange Act of 1934, as amended, and activities incidental to the foregoing.

Founding Member Approval Rights. If any director designee to our board of directors designated by our Founding Members pursuant to the Director Designation Agreement described below is not appointed to our board, nominated by us or elected by our stockholders, as applicable, then each of the Founding Members (so long as such Founding Member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve the following actions of NCM LLC:

•	approving any budget or any amendment or modification of the budget;

•	incurring any indebtedness or entering into or consummating any other financing transaction that is not provided for in the budget;

•

entering into or consummating any agreements or arrangements involving annual payments by NCM LLC (including the fair market value of any barter) in excess of $5 million (subject to annual adjustment based on the Consumer Price Index), except as otherwise provided in the budget, or any material modification of any such agreements or arrangements;

•

entering into or consummating any agreements or arrangements involving annual receipts (including the fair market value of any barter) in excess of $20 million (subject to annual adjustment based on the Consumer Price Index), or any material modification of any such agreements or arrangements;

•

except as contemplated herein, declaring, setting aside or paying any redemption of, dividends on, or the making of any other distributions in respect of, any of its membership units or other equity interests in NCM LLC, as the case may be, payable in cash, stock, property or otherwise, or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its units, limited liability company interests or capital stock, as the case may be;

•

amending any provision of the Restated Operating Agreement to authorize, or to issue, any additional membership units or classes of units or other equity interests and the designations, preferences and relative, participating or other rights, powers or duties thereof;

•

hiring or terminating the employment of the chief executive officer, chief financial officer, chief technology officer or chief sales and marketing officer of NCM LLC, or the entering into, amendment or termination of any employment, severance, change of control or other contract with any employee who has a written employment agreement with NCM LLC;

•	changing the purposes of NCM LLC, or the provision by NCM LLC of any services beyond the scope of the services defined in the ESAs, or services outside of the United States or Canada;

•	entering into any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a change of control of NCM LLC or a proposal for such a transaction;

•

leasing (as lessor), licensing (as licensor) or other transfer of assets (including securities) (x) having a fair market value or for consideration exceeding $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, or (y) to which the revenue or the profits attributable exceed $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statement of NCM LLC;

•

entering into any agreement with respect to or consummating any acquisition of any business or assets having a fair market value in excess of $10 million (subject to annual adjustment based on the Consumer Price Index) taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

•

settling claims or suits in which NCM LLC is a party for an amount that exceeds the relevant provision in the budget by more than $1 million (subject to annual adjustment based on the Consumer Price Index) or where equitable or injunctive relief is included as part of such settlement;

•

entering into, modifying or terminating any material contract or transaction or series of related transactions (including by way of barter) between (x) NCM LLC or any of its subsidiaries and (y) any member or any affiliate of any member or any person in which any Founding Member has taken, or is negotiating to take, a material financial interest, in each case, other than relating to the purchase or sale of products or services in the ordinary course of business of NCM LLC;

•

entering into any agreement for NCM LLC to provide to any new member or affiliate of any new member any services similar to those set forth in the Exhibitor Services Agreements described below, or admitting to NCM LLC any new member;

•

entering into, modifying or terminating any agreement for NCM LLC to provide any services to any person (other than a member or affiliate of a member) that requires capital expenditures or guaranteed payments in excess of $1 million annually (subject to annual adjustment based on the Consumer Price Index);

•

dissolution of NCM LLC; the adoption of a plan of liquidation of NCM LLC; any action by NCM LLC to commence any suit, case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to NCM LLC, or seeking to adjudicate NCM LLC as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to NCM LLC, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for NCM LLC, or for all or any material portion of the assets of NCM LLC, or making a general assignment for the benefit of the creditors of NCM LLC;

•	approving any significant tax matters;

•	valuation determinations to be made under the Restated Operating Agreement;

•	amending or changing certain provisions of the Restated Operating Agreement; and

•	any expenditure by NCM LLC to replace, upgrade or modify any equipment or software owned by any of the Founding Members or their affiliates.

For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a Founding Member and received upon redemption of NCM LLC common membership units will be counted toward the threshold, but common membership units issued to the Company in connection with the redemption of common membership units by a Founding Member will be excluded, so long as such Founding Member continues to hold the common stock acquired through such redemption or such Founding Member has disposed of such shares of common stock to another Founding Member. Shares of our common stock otherwise acquired by the Founding Members will also be excluded, unless such shares of common stock were transferred by one Founding Member to another and were originally received by the transferring Founding Member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a

Founding Member will be combined with units held by the Founding Member for purposes of determining whether the 5% threshold has been met, and the Founding Member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the Founding Member and entities that are owned more than 50% by the same entity or entities that ultimately control the Founding Member.

Compensation. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described below, or as otherwise approved by a vote of the members holding a majority of the outstanding common membership units plus each Founding Member. We are entitled to reimbursement by NCM LLC for our reasonable out-of-pocket expenses incurred by us on its behalf.

Distributions. The Restated Operating Agreement provides for mandatory distributions to members of all “Available Cash,” as defined in the Restated Operating Agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly.

Transfer Restrictions. The Restated Operating Agreement generally permits transfers of membership units of NCM LLC, subject to limited exceptions. Any transferee of membership units must assume, by operation of law or written agreement, all of the obligations of the transferring member with respect to the transferred units, even if the transferee is not admitted as a member of NCM LLC. In the event of a transfer of membership units by a Founding Member, the transferee shall not have the rights and powers of a Founding Member (such as the right to designate directors for nomination), unless the transferee is an entity that is affiliated with the Founding Member or that is controlled by certain owners of the Founding Member.

Common Unit Redemption Right. The Restated Operating Agreement provides a redemption right of the members to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted to account for stock splits, recapitalization or similar events), or at our option, a cash payment equal to the market price of one share of our common stock. If we determine to make a cash payment, the member has the option to rescind its redemption request within a specified time period. In the event of a determination to make a cash payment, we are obligated to sell to a third party a number of shares equal to the number of redeemed units, to ensure that the number of NCM LLC common units we own equals the number of our outstanding shares of common stock. Upon the exercise of the redemption right, the redeeming member will surrender common units to NCM LLC for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption.

Preferred Unit Redemption. The Restated Operating Agreement provided for a distribution on the preferred units of certain net proceeds of a new term loan of $725 million that is a part of the new senior secured credit facility (less $15.3 million of transaction expenses), as described under Item 2.03 below, and $59.8 million of the net proceeds from the Company’s initial public offering which closed on February 13, 2007, as disclosed under Item 8.01 below. Upon payment of such amount, each preferred unit was cancelled and the holders of the preferred units ceased to have any rights as a member of NCM LLC with respect to the preferred units.

Issuance of Units upon Exercise of Options or Vesting of Other Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation.

Dissolution. The Restated Operating Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve NCM LLC. In addition to a voluntary dissolution, NCM LLC will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law or the termination of the legal existence of the last remaining member. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

•	first, to pay the expenses of winding up and dissolving NCM LLC and debts and liabilities owed to creditors of NCM LLC, other than members;

•	second, to pay debts and liabilities owed to members; and

•	third, to the members pro rata in accordance with their percentage interests.

Confidentiality. Each member agrees to maintain the confidentiality of NCM LLC’s intellectual property and other confidential information for a period of three years following the earlier of (i) date of dissolution of NCM LLC or (ii) the date such member ceases to be a member. This obligation covers information provided to NCM LLC by the members and their affiliates, and excludes disclosures required by law or judicial process.

Amendment. The Restated Operating Agreement may be amended by a vote of the members holding a majority of the outstanding common membership units plus each Founding Member. Amendments to specified provisions require the additional consent of us as manager. No amendment that would materially impair the voting power or economic rights of any outstanding common units in relation to any other outstanding class of units may be made without the consent of a majority of the affected units. No amendment that would materially impair the voting power or economic rights of any member in relation to the other members may be made without the consent of the affected member.

Indemnification. The Restated Operating Agreement provides that NCM LLC will indemnify its managers, members and officers against liabilities that arise in connection with the business of NCM LLC and any activities of any managers, members and officers involving actions taken on behalf of NCM LLC, provided that the indemnification will not apply to acts of gross negligence or willful misconduct or a breach of any agreement between the indemnitee and NCM LLC.

The Restated Operating Agreement also provides that, while no member may have other business interests that compete with NCM LLC, any affiliate of a member or stockholder of the Company may have other business interests and may engage in any other businesses of any kind, including businesses that compete with our business and purpose.

A copy of the Restated Operating Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Exhibitor Services Agreements

On February 12, 2007, NCM LLC and each of AMC, Cinemark USA, Inc. (“Cinemark”) and Regal Cinemas, Inc. (“Regal”) agreed upon the final terms of the Exhibitor Services Agreements (“ESAs”) between NCM LLC and AMC, Cinemark and Regal, respectively. The ESAs, which replace the exhibitor services agreements previously in effect among NCM LLC, AMC, Cinemark and Regal, were executed by the parties effective February 13, 2007. Certain basic terms of the ESAs are discussed below:

Services Provided. Pursuant to the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the Founding Members’ theatres (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the Founding Members), as well as of meeting events and digital programming events, and the Founding Members agree to participate in such services. Advertising services include on-screen advertising, use of the lobby entertainment network and lobby promotions. Meeting events involve the hosting of meetings and distribution of digital content. Digital programming events involve the distribution of digital entertainment programming content. The content, promotions, events, meetings and activities that are included within the services provided by NCM LLC are generally referred to herein as the services.

Term and Termination. The ESAs have a term of 30 years for advertising. The terms for CineMeetings and digital programming each run through December 31, 2011, with provisions for automatic renewal for additional five-year terms if certain financial performance conditions are met by our CineMeetings or digital programming business, as applicable. If such financial performance conditions are not met, the Founding Member may elect to extend the term relating to CineMeetings or digital programming, as applicable. Beginning one year prior to the end of the term of an ESA, NCM LLC has a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable Founding Member on terms equivalent to those offered by a third-party.

Either party may terminate the ESA upon:

•	a material breach of the ESA by the other party after notice and a cure period;

•	a government, regulatory or judicial injunction, order or decree; or

•

bankruptcy, insolvency or dissolution of the other party, appointment of a receiver or trustee for the other party who is not dismissed within 60 days or cessation of business or inability to pay debts.

Theatres. Founding Members are required to make all their theatres available for the services, including theatres that are newly acquired or built during the term of the ESA, but excluding draft house and art house theatres (attendance at which shall not exceed 4% of the attendance at the Founding Member’s participating theatres for the preceding year) and screens exhibiting IMAX technology. For newly acquired theatres that are subject to contracts with an alternative cinema advertising provider, if the Founding Member wishes to receive common membership units in NCM LLC (as provided in the Common Unit Adjustment Agreement described below) at the time the theatres are acquired, the ESA provides that the Founding Member may make certain run out payments until NCM LLC can utilize the theatres for all of its services. Alternatively, the Founding Member may wait to receive common membership units for the acquired theatres until the contracts with the alternative providers have expired and NCM LLC may provide its services without limitation.

Lobby Entertainment Network. With exceptions for digitized theatres that already have lobby screens for the lobby entertainment network, the Founding Member are required to place one lobby entertainment network screen in digitized theatres with ten or fewer auditoriums, two lobby entertainment network screens in digitized theatres with eleven to twenty auditoriums and three lobby entertainment network screens in digitized theatres with more than twenty auditoriums.

Inventory. The pre-feature program for digital on-screen advertising is 20 to 30 minutes long, and the Founding Members covenant to use commercially reasonable efforts to open their auditoriums to customers at least 20 minutes prior to the advertised show time. Lobby entertainment network advertising is displayed in a repeating loop. With respect to lobby promotions, there is an inventory of lobby promotions that are pre-approved by the Founding Members. Additional lobby promotions may be added to the pre-approved inventory upon consent by NCM LLC and the Founding Member. For digital programming events and meeting events (except church worship services, which require approval), the ESA also establishes pre-approved periods when such events may be exhibited in applicable theatres, specifically on Monday through Thursday evenings for digital programming events and Monday through Thursday from 6:00 a.m. to 6:00 p.m. for meetings, in both cases except during specified peak holiday periods. Digital programming events may be exhibited and meeting events may be conducted at other times upon consent by NCM LLC and the Founding Member.

Payments. In consideration for NCM LLC’s access to our Founding Members’ theatre attendees for on-screen advertising and use of off-screen locations within the Founding Member’s theatres for the lobby entertainment network and lobby promotions, the Founding Members will receive a monthly theatre access fee under the ESAs. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which will be adjusted for any advertising exhibited by some, but not all, theatres or Founding Members because of content objections or technical capacity. The payment per theatre patron will increase by 8% every five years with the first such increase taking effect after the end of fiscal 2011 and the payment per digital screen will increase annually by 5%, beginning after the end of fiscal 2007. The theatre access fee paid in the aggregate to all Founding Members will not be less than 12% of NCM LLC’s aggregate advertising revenue (as defined in the ESA), or it will be adjusted upward to reach this minimum payment.

In consideration for the exhibition of digital programming events, the Founding Members retain 15% of the revenue from ticket sales, net of taxes and refunds and 100% of the concession sales. NCM LLC will distribute a total of 15% of the net revenue received from any promotional fee for a digital programming event to the Founding Members that participated in such digital programming event, allocated based upon the number of tickets sold. Revenue from meeting events is shared based on the type of event. For Meetings with a Movie, the Founding Member retains the proceeds of movie ticket sales for a full sale of the auditorium (at adult ticket prices) and NCM LLC retains other fees associated with the meeting. For meetings without a movie, NCM LLC pays the Founding Member 15% of the rental revenue for the meeting. For church worship services, NCM LLC pays the Founding Member 50% of the rental revenue for the meeting.

NCM LLC pays the cost associated with providing its services to the Founding Members’ theatres, which includes selling and marketing expenses (including base salaries, commissions and benefits of our advertising sales staff and marketing, public relations and research departments), network operations and maintenance costs (including costs to run our network operations center, satellite bandwidth costs and costs for the maintenance of the network software and hardware), advertising and event costs (including production and other costs associated with non-digital advertising, and direct costs of events) and administrative expenses (including salaries, bonuses and benefits for our administrative staff and occupancy costs). The Founding Members pay the in-theatre operational costs of exhibiting the services within the theatres (such as electricity), except that any incremental costs (such as third-party security at digital programming events) are reimbursed by NCM LLC.

Beverage Concessionaire Agreements. Under the ESAs, NCM LLC will display up to 90 seconds of on-screen advertising for beverage concessionaires at the time established in their agreements with the Founding Members, but the Founding Members are required to pay an initial beverage agreement advertising rate based on cost per thousand impressions (“CPM”) for the beverage advertising. As long as the beverage agreement advertising rate does not exceed the highest rate being charged by NCM LLC for on-screen advertising, the rate will increase annually at a rate of (a) 8% per year for each of the first two calendar years following fiscal 2007, (b) 6% per year for the next two fiscal years, and (c) for all following years, at an annual percentage equal to the annual increase in the advertising rate charged by NCM LLC to unaffiliated third parties.

Equipment. Founding members’ existing digitized theatres have the requisite equipment to participate in the advertising services. For newly acquired and built theatres, as well as theatres converting from non-digitized to digitized capacities, NCM LLC is responsible for procuring the equipment necessary to deliver its services on behalf of the Founding Members, or the Founding Members have the option to procure equipment directly. NCM LLC pays for the equipment that is placed outside of theatres and for any testing equipment installed within the theatres to maintain NCM LLC’s software. The Founding Members pay for all other equipment placed inside these theatres. Under the ESAs, the Founding Members are responsible for installation of equipment purchased, but they may elect to have NCM LLC perform the installation, in which case NCM LLC will be reimbursed for installation services. If satellite service is not available and a landline connection is required for delivery of its services, NCM LLC will pay for the costs of the landline connection with respect to delivery of content from NCM LLC to the Founding Member’s wide area network, and the Founding Member will pay the costs with respect to delivery of content from its wide area network to its theatres.

Each party owns the equipment for which it pays or for which it reimburses the other party. NCM LLC may request replacement, upgrade or modification of equipment or software in any theatre, provided such request is made to all Founding Members, and NCM LLC and the Founding Member will negotiate the terms and cost-sharing of any upgrade requests. Under the ESAs, if no agreement is reached regarding the upgrade request, NCM LLC may elect to pay for the proposed replacements, upgrades or modifications. The parties, pursuant to the ESA, agree to use commercially reasonable efforts to ensure that the digital content network will be integrated with any network for delivery of digital cinema services so that NCM LLC’s services can be delivered over any such digital cinema network. NCM LLC will perform repair and routine maintenance of equipment, unless the Founding Member elects to assume this responsibility. If NCM LLC is performing repair and routine maintenance, it will bear the cost of repairs (subject to limited restrictions), but not replacement. The Founding Member will pay the expense of equipment repair or replacement if the expense would constitute a capital expense for NCM LLC or if the expense is payable by the Founding Member’s insurance provider.

Content Standards. Section 4.03 of the ESAs establishes content standards for the services that NCM LLC provides. Specifically, content may not (a) be subject to a Motion Picture Association of America “X” or “NC-17” rating or the equivalent; (b) promote illegal activity; (c) promote the use of tobacco, sexual aids, birth control, firearms, weapons or similar products; (d) promote alcohol, except prior to “R”-rated films in an auditorium; (e) constitute religious advertising, except the time and location for local church services; (f) constitute political advertising or promote gambling; (g) promote competitive theatres, theatre circuits or other entities that compete with the Founding Member or NCM LLC; (h) violate any of the Founding Member’s beverage agreements or identified exclusive contractual relationships; or (i) otherwise negatively reflect on the Founding Member or adversely affect the Founding Member’s attendance, as determined in the Founding Member’s reasonable discretion and specified with respect to the geographical locations affected. If certain Founding Members decline to exhibit an advertisement on the basis of these content standards, while other Founding Members agree to exhibit it, the revenue from such advertisement is considered “4.03 Revenue.” 4.03 Revenue will increase the theatre access fee paid to the Founding Members that displayed such advertisement relative to the Founding Members that did not display such advertisement in all or some of their theatres.

Founding Member Brand. The ESAs provide that NCM LLC, in coordination with each Founding Member, will create a brand identity for the Founding Member, presented in interstitial messaging during the pre-feature program, including an introduction and close to the program. NCM LLC will also include in the pre-feature show up to two minutes for promotion of the

Founding Member in segments called branded slots, and NCM LLC will include Founding Member branding in the policy trailer it produces. The branded slots may include theatre advertising, as described below. The branded slots are provided by NCM LLC to the Founding Members at no charge and include 45 seconds within 15 minutes of show time, 15 seconds of which is placed within 11 minutes of show time, and the remainder placed at NCM LLC’s discretion. We may move the placement of the branded slots up to one minute further from the advertised movie show time if NCM LLC sells additional advertising units to third parties that follow the branded slots. After the advertised show time (and after the pre-feature show), the Founding Members may also exhibit a policy trailer regarding theatre policy and operations. The policy trailer may include promotions of the Founding Member’s concessions and may display branding of film studios, distributors or production companies. Upon prior written approval of the Founding Member, NCM LLC may sell advertising for inclusion in the policy trailer. Under the ESAs, NCM LLC provides, at no additional cost to the Founding Members, creative services to prepare branding material for the Founding Members, subject to a 1,000 hour annual limit for creative services to each Founding Member. After this hour limit is reached, the Founding Member may purchase additional creative services on an hourly basis.

Founding Member Strategic Programs. The ESAs allow a Founding Member to exhibit advertising that is not directly related to theatre operations but is designed to promote the theatres or the movie-going experience to increase attendance or revenue (other than revenue from the sale of advertising) for the Founding Member (called a Founding Member strategic program). The Founding Member, at no cost, may use one minute for every 30 minutes of advertising on the lobby entertainment network and certain lobby promotions for its strategic programs in up to two local or regional promotions per theatre per flight (the approximately four- to five-week period that advertising content will run before being refreshed by NCM LLC) and up to four national promotions per year, provided that only one national promotion is running at any given time. The Founding Member may purchase an additional minute of lobby entertainment network time, for strategic programs at rate card rates and subject to availability. Any additional strategic advertising on the lobby entertainment network or as part of a lobby promotion must be agreed to by NCM LLC.

Theatre Advertising. The ESAs permit the Founding Members to use their branded slot time (as described above) within the FirstLook program and the lobby entertainment network and certain lobby promotions to promote various activities associated with operation of the theatres, including concessions, ticketing partners, gift card and loyalty programs, special events presented by the Founding Member and vendors of non-film related services provided to theatres, so long as such promotions are incidental to the vendor’s service (called theatre advertising). The ESAs also permit the Founding Members to:

•	purchase additional theatre advertising at an arm’s length basis and subject to availability;

•	include promotion of concessions and display branding of film studios, distributor or production companies in the policy trailer;

•	exhibit theatre advertising and other internal programming, on lobby screens in excess of the lobby entertainment network requirements;

•

promote the grand opening of a theatre with promotions involving local businesses for the period of 14 days before to 14 days after the opening of such theatre, which may include, subject to availability, one on-screen advertisement of 30 seconds in length;

•	place advertising for full-length feature films on special popcorn tubs in circumstances where NCM LLC does not sell such advertising; and

•	allow employee uniform suppliers to advertise on theatre employees’ uniforms.

Legacy Agreements. In the prior exhibitor services agreements between NCM LLC and the Founding Members, mechanisms were established to address the servicing of and allocation of revenue relating to legacy advertising contracts that existed between the Founding Members and third-party advertisers. The ESAs provide for the assignment of all remaining legacy agreements by the Founding Members to NCM LLC, or if such assignment is not possible, the payment by the Founding Member to NCM LLC all revenue from the legacy agreement and the performance by NCM LLC of the obligations under that agreement.

Non-Competition. The Founding Member agrees not to compete with NCM LLC in the businesses that the ESA authorizes NCM LLC to conduct, unless:

•	the Founding Member or an affiliate acquires a competing business as an incidental part of an acquisition and disposes of the competing business as soon as practicable;

•	the Founding Member and any affiliates acquire an aggregate direct or indirect ownership of less than 10% of the voting power of a competitive business; or

•

the Founding Member enters into an agreement for the acquisition or installation of equipment or the provision of services with a competitor of NCM LLC, if there is no violation of NCM LLC’s exclusive provision of services under the ESA.

Certain Other Provisions. The ESA includes (a) a limited license from NCM LLC to the Founding Member for use of NCM LLC’s software and marks and (b) a limited license from the Founding Member to NCM LLC for use of the Founding Member’s marks. Each party makes standard representations and warranties, such as due formation and authorization to enter into and perform the agreement, and each party agrees to indemnify the other for certain liabilities. If the ESA with one Founding Member is amended, other Founding Members have the right to amend their ESAs to match such change pursuant to a most-favored nations provision. Neither party may assign, including by operation of law, its rights or obligations under the ESA, except to certain permitted transferees affiliated with the transferring entity.

Copies of the ESAs with AMC, Cinemark and Regal are filed as Exhibits 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

ESA Payment Letter

In connection with the ESAs, also on February 12, the Company, AMC, Cinemark and Regal agreed upon the final terms of a letter agreement regarding final payment of amounts not yet paid and owing to AMC, Cinemark and Regal under the prior exhibitor services agreements (the “ESA Payment Letter”). The ESA Payment Letter was executed by the parties effective February 13, 2007.

The ESA Payment Letter provides that, on or before 30 days following the date of the Company’s initial public offering, NCM LLC will repay the remaining amounts owed to our Founding Members under the prior exhibitor services agreements (which were $43.8 million as of September 28, 2006). To the extent that such amounts have not been funded by receivables from our customers (which were $51.9 million as of September 28, 2006), NCM LLC will draw upon the revolving credit facility described under Item 2.03 below to satisfy the amounts owed. NCM LLC will repay any amount drawn under the credit facility for this purpose as the corresponding receivables are collected.

A copy of the ESA Payment Letter is filed as Exhibit 10.5 to this Current Report on Form 8-K and are incorporated by reference herein.

Common Unit Adjustment Agreement

On February 12, 2007, the Company, NCM LLC, AMC, Cinemark, Cinemark Media, Regal and RCH agreed upon the final terms of the Common Unit Adjustment Agreement (the “Adjustment Agreement”). The Adjustment Agreement was executed by the parties effective February 13, 2007.

The Adjustment Agreement provides a mechanism for adjusting membership units held by the Founding Members, based on increases or decreases in the number of screens operated by each Founding Member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre, except that acquired theatres subject to an agreement with an alternative cinema advertising provider will not be included until certain run out payments are made to NCM LLC by the Founding Member acquiring the theatre pursuant to its ESA or until such third party cinema advertising agreement expires. Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre, unless the purchaser or sublessee enters into an agreement with NCM LLC similar to the ESA, the theatre is closed at the end of its lease term or a non-digitized theatre is closed within three years of the end of its lease term.

The adjustment of membership units pursuant to the Adjustment Agreement will be conducted annually, except that an earlier adjustment will occur for a Founding Member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent adjustment, will cause a change of two percent or more in the total annual attendance of all Founding Members. The adjustment will generally be calculated by multiplying a Founding Member’s change in annual attendance from any acquisitions and dispositions during the relevant period by NCM LLC’s enterprise value per attendee (as defined in the Adjustment

Agreement), and dividing this product by the sixty-day volume-weighted share price of the Company’s common stock. The changes in annual attendance will be calculated based on attendance at the relevant theatres during the prior twelve fiscal months; however, if an acquired theatre has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theatre, with a subsequent adjustment made for any difference between 75% of the projected attendance and the actual attendance during the first twelve months of operation. Additionally, in the calculations for adjustment upon acquisition or disposition, only one-half of the attendance will be counted for theatres that are not digitized. If an acquired theatre that is not digitized is subsequently converted to a digitized theatre, the Founding Member will then be credited with half of that theatre’s attendance.

A copy of the Adjustment Agreement is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated by reference herein.

Tax Receivable Agreement

On February 12, 2007, the Company, NCM LLC, AMC, Cinemark, Cinemark Media, Regal and RCH agreed upon the final terms of the Tax Receivable Agreement. The Tax Receivable Agreement was executed by the parties effective February 13, 2007.

The Tax Receivable Agreement provides for the Company’s effective payment to the Founding Members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that the Company actually realizes as a result of its expected proportionate increases in tax basis resulting from the Company’s initial public offering and related transactions, including increases attributable to payments made under the Tax Receivable Agreement. These tax benefit payments are not conditioned upon one or more of the Founding Members maintaining a continued ownership interest in either NCM LLC or the Company. the Company expects to benefit from the remaining 10% of cash savings, if any, that it may actually realize.

For purposes of the Tax Receivable Agreement, cash savings in income and franchise tax are computed by comparing the Company’s actual income and franchise tax liability to the amount of such taxes that the Company would have been required to pay had there been no increase in the Company’s proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the Tax Receivable Agreement not been entered into. The Tax Receivable Agreement shall generally apply to the Company’s taxable years up to and including the 30th anniversary date of the initial public offering. The term of the Tax Receivable Agreement will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the Tax Receivable Agreement may, however, be terminated at an earlier date in the event that the Company exercises its right to terminate the agreement pursuant to an early termination procedure that requires the Company to pay the Founding Members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our Founding Members, the extent to which such redemptions are taxable, the trading price of shares of the Company common stock at the time of any such redemptions, and the amount and timing of our income), we expect that the payments that the Company may effectively make to the Founding Members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of the Company’s cash savings covered by the Tax Receivable Agreement, and if such challenge were ultimately upheld, the terms of the agreement require the Founding Members to repay to the Company an amount equal to the prior payments effectively made by the Company in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a Founding Member is unable to make a timely repayment to the Company under the terms of the Tax Receivable Agreement, the Company has the ability to cause NCM LLC to offset against payments owed to the Founding Member. The repayment obligation is a several liability of each Founding Member and not a joint liability among the Founding Members.

If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the Tax Receivable Agreement, we will place any subsequent tax benefit payments that would otherwise be made to the Founding Members into an interest-bearing escrow account until there is a final determination. We shall have full responsibility for, and sole discretion over, all the Company tax matters, including the filing and amendment of all tax returns and claims for refunds and the defense of all tax contests, subject to certain participation and approval rights held by the Founding Members. If one or more of the Founding Members was insolvent or bankrupt or otherwise unable to make payment under its repayment obligation, then our financial condition could be materially impaired.

A copy of the Tax Receivable Agreement is filed as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated by reference herein.

Loews Screen Integration Agreement

On February 13, 2007, NCM LLC and AMC executed the Amended and Restated Loews Screen Integration Agreement (the “Loews Agreement”). On January 26, 2006 AMC completed the acquisition of Loews Cineplex Entertainment Inc. (“Loews”). The U.S.-based Loews screens will become part of our national advertising network on an exclusive basis beginning on June 1, 2008, following the expiration of Loews’ pre-existing contract with another cinema advertising provider. In accordance with the Loews Agreement, AMC has agreed to pay us an amount that approximates the EBITDA we would have generated if we were able to sell advertising in the Loews theatre chain on an exclusive basis. These payments will be made on a quarterly basis in arrears until May 31, 2008 and will be, for accounting purposes, recorded directly to our members’ equity accounts and will not be reflected in NCM LLC’s statement of operations. Additionally, AMC will pay to NCM LLC amounts received from the other cinema advertising provider during the run-out periods from June 1, 2008 through February 28, 2009.

A copy of the Loews Agreement is filed as Exhibit 10.8 to this Current Report on Form 8-K and is incorporated by reference herein.

Software License Agreement

On February 12, 2007, NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC (“DCIP”) agreed upon the final terms of the Second Amended and Restated Software License Agreement (the “License Agreement”). The License Agreement was executed by the parties effective February 13, 2007. Certain basic terms of the License Agreement are discussed below:

License to NCM LLC. Pursuant to the License Agreement, AMC and RCM grant NCM LLC a perpetual, royalty free license to the technology specified in the License Agreement, for use in the United States with respect to the services provided under the ESAs. Subject to certain exceptions, the license to NCM LLC is exclusive with respect to the services provided under the ESAs. NCM LLC may sublicense the object code of the licensed technology to exhibitors of the services (as specified in the ESAs), to the extent necessary for those exhibitors to receive the services. RCM and AMC also grant NCM LLC a perpetual, royalty free license to the source code of the licensed technology for use in the United States. NCM LLC must keep the source code of the technology confidential. The Founding Members and DCIP each grant to NCM LLC, subject to certain limitations, a perpetual, royalty free license to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs.

License by NCM LLC. NCM LLC grants the Founding Members, subject to certain limitations, a perpetual, worldwide, royalty free license to any existing NCM LLC developments based on licensed technology, for the Founding Members’ purposes outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC also grants DCIP, subject to certain limitations, a perpetual, worldwide, royalty free license to any existing and future NCM LLC developments that may have application to for digital cinema applications.

Ownership. Subject to certain exceptions, NCM LLC retains ownership of any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the License Agreement, each Founding Member retains ownership of the licensed technology of that Founding Member and any of its developments based on that licensed technology. Subject to the rights granted to NCM LLC under the License Agreement, DCIP retains ownership of its developments based on the licensed technology.

ESA Termination by Founding Members. Under the License Agreement, subject to certain exceptions, if an ESA with NCM LLC is terminated, that Founding Member will continue to have the right to use the licensed technology for the purposes specified in the License Agreement.

Non-Competition. Throughout the term of the License Agreement and notwithstanding the termination of any Founding Member’s ESA:

•

NCM LLC has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by DCIP’s business or activities relating to digital cinema without the prior written consent of DCIP, which DCIP may withhold in its absolute discretion, and

•

DCIP has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by NCM LLC’s business or activities relating to the services defined in the ESAs without the prior written consent of NCM LLC, which NCM LLC may withhold in its absolute discretion.

A copy of the License Agreement is filed as Exhibit 10.9 to this Current Report on Form 8-K and is incorporated by reference herein.

Director Designation Agreement

On February 12, 2007, the Company, AMC, Cinemark Media and RCH agreed upon the final terms of the Director Designation Agreement. The Director Designation Agreement was executed by the parties effective February 13, 2007.

Designation Rights. Pursuant to the Director Designation Agreement, so long as a Founding Member owns at least 5% of NCM LLC’s issued and outstanding common membership units, such Founding Member will have the right to designate a total of two nominees to our ten-member board of directors who will be voted upon by our stockholders. If, at any time, any Founding Member owns less than 5% of NCM LLC’s then issued and outstanding common membership units, then such Founding Member shall cease to have any rights of designation. The remaining directors will be selected for nomination by our nominating committee. For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a Founding Member and received upon redemption of NCM LLC common membership units are counted toward the threshold, but common membership units issued to the Company in connection with the redemption of common membership units by a Founding Member are excluded, so long as such Founding Member continues to hold the common stock acquired through such redemption or such Founding Member has disposed of such shares of common stock to another Founding Member. Shares of our common stock otherwise acquired by the Founding Members are also excluded, unless such shares of common stock were transferred by one Founding Member to another and were originally received by the transferring Founding Member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a Founding Member are combined with units held by the Founding Member for purposes of determining whether the 5% threshold has been met, and the Founding Member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the Founding Member and entities that are owned more than 50% by the same entity or entities that ultimately control the Founding Member.

Independent Directors. The Director Designation Agreement further provides that for so long as any Founding Member has the right to designate the director designees, at least one of the designees of such Founding Member must qualify as an “independent director” at the time of designation so that a majority of the members of the board will be independent directors. An “independent director” under the Director Designation Agreement is a director who qualifies as an “independent director” of the Company under the rules of the Nasdaq Global Market.

Company Obligations. We have agreed to use our best efforts to assure that each director designee is included in the board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management in connection with soliciting proxies for every meeting of our stockholders called with respect to the election of members of the board. We shall not be obligated to cause to be nominated for election to the board or recommend to our stockholders the election of any director designee (i) who fails to submit to us on a timely basis such questionnaires as we may reasonably require of our directors generally and such other information as we may reasonably request in connection with preparation of our filings under securities laws or (ii) if the board of directors or nominating committee determines in good faith, after consultation with outside legal counsel, that such action would result in a breach of the directors’ fiduciary duties or applicable law. In the event such determination is made, the Founding Members shall be notified and given the opportunity to provide an alternative director designee.

At any time a vacancy occurs because of the death, disability, resignation or removal of a director designee, then the board, or any committee thereof, will not vote, fill such vacancy or take any action subject to supermajority board approval under our amended and restated certificate of incorporation until such time that (i) such Founding Member has designated a successor director designee and the board has filled the vacancy and appointed such successor director designee, (ii) such Founding Member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) such Founding Member has specifically waived its rights to designate a successor director designee under the Director Designation Agreement and has consented to the board, or any committee thereof, taking a vote on such enumerated actions prior to the board filling the vacancy with a successor director designee.

At any time that any Founding Member shall have any rights of designation under the Director Designation Agreement, the Company will not take any action to change the size of the board from ten.

Assignment; Amendment. The right of each Founding Member to designate nominees for election to our board of directors is personal and may not be assigned except upon the prior written consent of the other parties to the Director Designation Agreement. No prior written consent shall be required for an assignment by any Founding Member to an affiliate who acquires common membership units and becomes a party to the Director Designation Agreement. Such assignee’s rights will cease at such time as it ceases to be an affiliate of a Founding Member. The Director Designation Agreement may not be amended except with the written consent of each of the parties to the agreement.

A copy of the Director Designation Agreement is filed as Exhibit 10.10 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

On February 12, 2007, the Company, AMC, Cinemark Media and RCH agreed upon the final terms of the Registration Rights Agreement. The Registration Rights Agreement was executed by the parties effective February 13, 2007.

The Registration Rights Agreement provides a Founding Member the right to demand that we use reasonable best efforts to effect, during the period from the 90 days prior to the expiration of the underwriter lock-up period until the one-year anniversary of the effectiveness of this offering, a registration statement for resale of registrable securities that are held by the Founding Member. Registrable securities subject to the Registration Rights Agreement are shares of our common stock and any other securities issued or issuable with respect to or in exchange for such shares. The Registration Rights Agreement also grants the Founding Members “piggyback” registration rights with respect to other registrations of our common stock effected during the period from the expiration of the underwriter lock-up period until the one-year anniversary of the effectiveness of this offering.

On the first business day after the one-year anniversary of the effectiveness of this offering, the Registration Rights Agreement requires the Company to file a registration statement to register all registrable securities held by the Founding Members that are not already registered at that time, and to file resale registration statements after that time for any additional registrable securities that we issue to any Founding Member, within 20 days after such issuance. Additionally, we must use reasonable best efforts to maintain effectiveness of these mandatory registration statements until the earlier of the time when the Founding Members have disposed of all their registrable securities and the time when all registrable securities held by the Founding Members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the Registration Rights Agreement.

A copy of the Registration Rights Agreement is filed as Exhibit 10.11 to this Current Report on Form 8-K and is incorporated by reference herein.

Management Services Agreement

On February 13, 2007, the Company and NCM LLC executed the Management Services Agreement, pursuant to which we have agreed to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC will reimburse us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs, including corporate overhead. NCM LLC will also provide administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The Management Services Agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan. NCM LLC will indemnify the Company for any losses arising from the Company’s performance under the Management Services Agreement, except that the Company will indemnify NCM LLC for any losses caused by the Company’s willful misconduct or gross negligence.

A copy of the Management Services Agreement is filed as Exhibit 10.12 to this Current Report on Form 8-K and is incorporated by reference herein.

Credit Agreement

The description of the Credit Agreement set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 12, 2007, NCM LLC agreed upon the final terms of a Credit Agreement with the Lenders (as defined therein), Lehman Brothers Inc., J.P. Morgan Securities, Inc., JPMorgan Chase Bank, N.A., Credit Suisse (USA) LLC, Morgan Stanley Senior Funding, Inc. and Lehman Commercial Paper Inc. The Credit Agreement was executed by the parties effective February 13, 2007.

The new senior secured credit facility provided under the Credit Agreement consists of a six-year, $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The term loan will be due on February 13, 2015. The net proceeds of the term loan (less $15.3 million of transaction expenses), together with $59.8 million of the proceeds from this offering, were used to redeem all the preferred membership units of NCM LLC for an aggregate price of $769.5 million. The revolving credit facility is available, subject to certain conditions, for general corporate purposes of NCM LLC in the ordinary course of business and for other transactions permitted under the Credit Agreement. The revolving credit facility was drawn upon to repay amounts outstanding under NCM LLC’s existing revolving credit facility (which were $10.0 million as of September 28, 2006) and may be used to pay any remaining amounts owed to the Founding Members under the prior exhibitor services agreements and the ESA Payment Letter. A portion of the revolving credit facility is available for letters of credit. The obligations under the senior secured credit facility are secured by a lien on substantially all of the assets of NCM LLC and its material wholly owned subsidiaries.

Borrowings under the senior secured credit facility will bear interest, at NCM LLC’s option, at a rate equal to an applicable margin plus either a variable base rate or a eurodollar rate. The applicable margin for the term loan facility is 0.75% with respect to base rate loans and 1.75% with respect to eurodollar loans. The applicable margin for the revolving credit facility is 0.75% with respect to base rate loans and 1.75% with respect to eurodollar loans. Commencing with the third fiscal quarter in fiscal year 2008, the applicable margin for the revolving credit facility will be determined quarterly and will be subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC and its subsidiaries (defined in the Credit Agreement as the ratio of secured funded debt less unrestricted cash and cash equivalents, over adjusted EBITDA). Upon the occurrence of any payment default, certain amounts under the senior secured credit facility will bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.00% per annum.

The senior secured credit facility contains a number of negative covenants that limit NCM LLC and its subsidiaries from, among other things, and with certain thresholds and exceptions:

•	incurring indebtedness (including guarantee obligations) or liens;

•	entering into mergers, consolidations, liquidations or dissolutions;

•	selling assets;

•	paying dividends, redeeming or repurchasing units or making other payments in respect of capital stock;

•	making investments, loans or advances;

•	making capital expenditures;

•	modifying the ESAs, Management Services Agreement or Tax Receivable Agreement;

•	entering into transactions with affiliates;

•	entering into sale and leaseback transactions;

•	changing its fiscal year;

•	entering into negative pledge agreements;

•	entering into agreements restricting loans or distributions made by NCM LLC’s subsidiaries to NCM LLC; and

•	changing its line of business.

The senior secured credit facility also requires the maintenance of a quarterly financial ratio, as of the last day of any period of four consecutive fiscal quarters, with respect to maximum consolidated net senior secured leverage for NCM LLC and its subsidiaries as follows:

Fiscal Quarter	Maximum Consolidated Net Senior Secured Leverage Ratio
FQ1 2007 – FQ4 2007	7.50:1.00
FQ1 2008 – FQ4 2008	7.25:1.00
FQ1 2009 – FQ4 2009	7.00:1.00
FQ1 2010 – FQ4 2010	6.75:1.00
FQ1 2011 and thereafter	6.50:1.00

Notwithstanding the foregoing, NCM LLC may make quarterly dividends and other distributions in the following percentages based on the following consolidated net senior secured leverage ratios for NCM LLC and its subsidiaries (calculated in the Credit Agreement for this purpose as the ratio of secured funded debt less unrestricted cash and cash equivalents as of the last day of the four fiscal quarter period ending on or immediately prior to the date of such dividend or distribution (after giving effect to any such distribution and incurrence of indebtedness (if any) relating thereto, provided that the aggregate amount of revolving loans included in the calculation of secured funded debt shall not exceed the revolving commitments in effect on the date of such dividend or distribution), over adjusted EBITDA as of the four fiscal quarter period ending on or immediately prior to the date of such dividend or distribution) so long as no default or event of default shall have occurred and be continuing:

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100% of “Available Cash” (defined in the Credit Agreement in a manner that is consistent with the comparable definition in the Restated Operating Agreement) if such consolidated net senior secured leverage ratio is less than or equal to 6.5x.

•	75% of Available Cash if such consolidated net senior secured leverage ratio is less than or equal to 7.0x.

•	50% of Available Cash if such consolidated net senior secured leverage ratio is less than or equal to 7.5x.

The senior secured credit facility requires mandatory prepayments of:

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100% of net cash proceeds from asset sales and insurance or condemnation recovery events that yield gross proceeds to NCM LLC or any of its subsidiaries in excess of $5 million, subject to an exception for reinvestment in productive assets (not to exceed $25 million in any fiscal year) during a reinvestment period.

•

100% of net cash proceeds from any issuance by NCM LLC or its subsidiaries of debt securities or instruments pursuant to a public offering or private placement (excluding indebtedness permitted under the terms of the Credit Agreement).

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50% of excess cash flow (defined in the Credit Agreement as “Available Cash” less permitted cash distributions and other restricted payments, less a dollar amount to be agreed) for each fiscal year of NCM LLC, declining to 0% when consolidated net senior leverage for NCM LLC and its subsidiaries is less than 3.0x.

The senior secured credit facility contains customary events of default, including:

•	failure to pay any principal, interest, fees, expenses or other amounts;

•	failure of any representation or warranty to be accurate in all material respects as of the date made or deemed made;

•	failure to observe any agreement, obligation or covenant included in the Credit Agreement or in any guaranty, pledge or security instrument;

•	judgments against NCM LLC or any of its subsidiaries in excess of certain allowances;

•	default under other indebtedness of NCM LLC or its subsidiaries in excess of a threshold amount;

•	certain ERISA events involving us or our subsidiaries;

•	bankruptcy or insolvency events involving NCM LLC or its subsidiaries;

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any guaranty, pledge or security instrument shall cease to be in full and effect or any lien created thereby shall cease to be enforceable and of the same effect and priority purported to be created thereby; and

•	a change of control (as defined in the Credit Agreement).

Upon the occurrence of an event of default, among other remedies available to the Lenders, all outstanding loans may be accelerated and/or the Lenders’ commitments may be terminated.

A copy of the Credit Agreement is filed as Exhibit 10.13 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2007, the Company and NCM LLC entered into employment agreements with each of the Company’s named executive officers, as described further below.

Kurt C. Hall

Mr. Hall’s employment agreement provides that he will serve as President, Chief Executive Officer and Chairman of the Board of the Company, for a term running through May 24, 2009. On each May 24, beginning in 2007, one year will be added to the term of the agreement. The agreement provides that Mr. Hall be paid a base salary at the rate of $700,000 per year, subject to annual increases at the discretion of the compensation committee. In addition to base salary, Mr. Hall is eligible to receive an annual cash bonus with a target bonus amount of at least 100% of his base salary and a stretch bonus amount of at least 150% of his base salary upon attainment of performance goals determined by the compensation committee. Mr. Hall will also be reimbursed for reasonable out-of-pocket expenses.

If Mr. Hall is terminated, for reasons other than permanent disability, death or cause, he will be entitled to severance equal to two times his base salary paid over 24 months and a prorated portion of any bonus he would have received in the fiscal year in which his termination occurs. Mr. Hall would also be entitled to continued coverage under any employee medical, health and life insurance plans for a 24-month period. If Mr. Hall resigns with good reason, as defined in the agreement, he will be entitled to severance equal to two times his base salary and one times his target bonus payable in a lump sum, and a prorated portion of any bonus he would have received in the fiscal year in which his resignation occurs. Mr. Hall would also be entitled to continued coverage under any employee medical, health and life insurance plans for a 24-month period. If, within three months before or one year after a change of control, as defined in the agreement, Mr. Hall resigns for good reason or is terminated for reasons other than permanent disability, death or cause, Mr. Hall would be entitled to severance equal to two and one half times his base salary and two times his target bonus payable in a lump sum. Mr. Hall would also be entitled to a prorated portion of any bonus he would have received for the fiscal year in which the termination occurs, and would also be entitled to continued coverage under any employee medical, health and life insurance plans for a 30-month period. Under the agreement, during his employment and for 12 months thereafter, Mr. Hall, subject to certain limitations, has agreed not to compete with the Company or any of its affiliates or subsidiaries or solicit anyone who was employed by these entities. Under the agreement, Mr. Hall has also agreed not to divulge or disclose confidential information of the Company or its affiliates or subsidiaries except while employed by the Company, in the business of and for the benefit of the Company, or as required by law.

A copy of the employment agreement with Mr. Hall is filed as Exhibit 10.14 to this Current Report on Form 8-K and is incorporated by reference herein.

Clifford E. Marks

Mr. Marks’ employment agreement provides that he will serve as President of Sales and Chief Marketing Officer of the Company, for a term running through September 30, 2008. On the last day of the term, 24 months will be added to the termination date of the agreement. Under the agreement, Mr. Marks is paid a base salary at the rate of $675,000 per year with increases of 1% annually. The Company’s compensation committee will review Mr. Marks’ salary at least annually and may increase (but not reduce) the base salary in its sole discretion. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus equal to 25% of his base salary upon attainment of certain performance goals as determined by the chief executive officer and an additional annual cash bonus up to 80% of his base salary based upon attainment of certain sales targets as determined by the chief executive officer. The compensation committee will review Mr. Marks’ bonus structure and may adjust the bonus structure in its sole discretion.

If Mr. Marks is terminated, for reasons other than disability, death or cause, as defined in the agreement, or if he resigns for good reason, as defined in the agreement, Mr. Marks will be entitled to severance equal the greater of his base salary paid over the remaining existing term of the contract and a bonus equal to the last bonus paid per month applied against the remaining contract period or one year of base salary plus 100% of the bonus amount paid for the last full year of employment. Mr. Marks would also be entitled to continued coverage under any employee benefit plans until the date he receives equivalent coverage but not longer than the period for which his base salary is paid after termination. Under the agreement, during his employment and for 12 months thereafter, Mr. Marks has agreed not to compete with the Company, its affiliates or subsidiaries, or solicit anyone who is an employee, officer or agent of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of the Company or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

A copy of the employment agreement with Mr. Marks is filed as Exhibit 10.15 to this Current Report on Form 8-K and is incorporated by reference herein.

Gary W. Ferrera

Mr. Ferrera’s employment agreement provides that he will serve as Executive Vice President and Chief Financial Officer of the Company, for a term running through April 1, 2007. On the last day of the term, 12 months will be added to the termination date. The agreement provides that Mr. Ferrera be paid a base salary of $325,000 per year, subject to further annual increases at the discretion of the compensation committee. In addition to base salary, Mr. Ferrera is eligible to receive an annual bonus of up to 75% of his base salary upon attainment of certain objective financial and subjective non-financial goals as determined by the chief executive officer.

If Mr. Ferrera is terminated, for reasons other than disability, death or cause, as defined in the agreement, or if he resigns for good reason, as defined in the agreement, Mr. Ferrera will be entitled to severance equal to his base salary paid over 12 months and any annual bonuses awarded but not yet paid. Mr. Ferrera would also be entitled to continued coverage under any employee medical, health and life insurance plans for a 12-month period, or the economic equivalent of such coverage. Under the agreement, during his employment and for 12 months thereafter, Mr. Ferrera has agreed not to compete with the Company or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Ferrera has also agreed not to divulge or disclose customer lists or trade secrets of the Company or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

A copy of the employment agreement with Mr. Ferrera is filed as Exhibit 10.16 to this Current Report on Form 8-K and is incorporated by reference herein.

Thomas C. Galley

Mr. Galley’s employment agreement provides that he will serve as the Executive Vice President and Chief Technology and Operations Officer of the Company, for a term running through May 24, 2008. On the last day of the term, 18 months will be added to the termination date. The agreement provides that Mr. Galley be paid a base salary at the rate of $415,000 per year, subject to further annual increases at the discretion of the compensation committee. In addition to base salary, Mr. Galley is eligible to receive an annual cash bonus of up to 75% of his base salary upon attainment of certain objective financial and subjective non-financial goals as determined by the chief executive officer.

If Mr. Galley is terminated, for reasons other than disability, death or cause, as defined in the agreement, or if he resigns for good reason, as defined in the agreement, Mr. Galley will be entitled to severance equal to one and a half times his base salary paid over 18 months and any annual bonuses awarded but not yet paid. Mr. Galley would also be entitled to continued coverage under any employee medical, health and life insurance plans for an 18-month period, or the economic equivalent of such coverage. Under the agreement, during his employment and for 12 months thereafter, Mr. Galley has agreed not to compete with the Company or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under this agreement, Mr. Galley has also agreed not to divulge or disclose customer lists or trade secrets of the Company or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

A copy of the employment agreement with Mr. Galley is filed as Exhibit 10.17 to this Current Report on Form 8-K and is incorporated by reference herein.

Ralph E. Hardy

Mr. Hardy’s employment agreement provides that he will serve as the Executive Vice President and General Counsel of NCM LLC. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement provides that Mr. Hardy be paid a base salary at the rate of $221,728 per year, subject to annual review by the board. In addition to base salary, Mr. Hardy is eligible to receive an annual bonus as determined by the board.

If Mr. Hardy is terminated, for reasons other than disability, death or cause, as defined in the agreement, or if he resigns for good reason, as defined in the agreement, Mr. Hardy will be entitled to severance equal to his base salary paid over 12 months and any annual bonuses awarded but not yet paid. Mr. Hardy would also be entitled to continued coverage under any employee medical, health and life insurance plans for a 12-month period, or the economic equivalent of such coverage. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Hardy has agreed not to compete with the Company or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of the Company or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

A copy of the employment agreement with Mr. Hardy is filed as Exhibit 10.18 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01	Other Events

On February 13, 2007, the Company consummated the initial public offering of its common stock, par value $0.01 per share, as well as the financing and recapitalization transactions related thereto, as described in the Company’s Form S-1 Registration Statement, as amended (File No. 333-137976). The Company issued a total of 42,000,000 shares of its common stock, par value $0.01 per share, in the offering, including 4,000,000 shares pursuant to the underwriters’ exercise of their over-allotment option.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	National CineMedia, LLC Third Amended and Restated Limited Liability Company Operating Agreement dated as of February 13, 2007, by and among American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc.

10.2	Exhibitor Services Agreement dated as of February 13, 2007, by and between National CineMedia, Inc. and American Multi-Cinema, Inc. (Portions omitted pursuant to request for confidential treatment and filed separately with the Commission.)

10.3	Exhibitor Services Agreement dated as of February 13, 2007, by and between National CineMedia, Inc. and Cinemark USA, Inc. (Portions omitted pursuant to request for confidential treatment and filed separately with the Commission.)

10.4	Exhibitor Services Agreement dated as of February 13, 2007, by and between National CineMedia, Inc. and Regal Cinemas, Inc. (Portions omitted pursuant to request for confidential treatment and filed separately with the Commission.)

10.5	ESA Payment Letter dated as of February 13, 2007, by and among National CineMedia, Inc., American Multi-Cinema, Inc., Cinemark USA, Inc. and Regal Cinemas, Inc.

10.6	Common Unit Adjustment Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., National CineMedia, LLC, Regal CineMedia Holdings, LLC, American Multi-Cinema, Inc., Cinemark Media, Inc, Regal Cinemas, Inc. and Cinemark USA, Inc. (Portions omitted pursuant to request for confidential treatment and filed separately with the Commission.)

10.7	Tax Receivable Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., National CineMedia, LLC, Regal CineMedia Holdings, LLC, Cinemark Media, Inc., Regal Cinemas, Inc., American Multi-Cinema, Inc. and Cinemark USA, Inc.

Exhibit No.	Description
10.8	First Amended and Restated Loews Screen Integration Agreement by and between National CineMedia, LLC and American Multi-Cinema, Inc. (Portions omitted pursuant to request for confidential treatment and filed separately with the Commission.)
10.9	Second Amended and Restated Software License Agreement dated as of February 13, 2007, by and among American Multi-Cinema, Inc. , Regal CineMedia Corporation, Cinemark USA, Inc., Digital Cinema Implementation Partners, LLC and National CineMedia, LLC.
10.10	Director Designation Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., American Multi-Cinema, Inc., Cinemark Media, Inc. and Regal CineMedia Holdings, LLC.
10.11	Registration Rights Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., American Multi-Cinema, Inc., Regal CineMedia Holdings, LLC and Cinemark Media, Inc.
10.12	Management Services Agreement dated as of February 13, 2007, by and among National CineMedia, Inc. and National CineMedia, LLC.
10.13	$805,000,000 Credit Agreement dated as of February 13, 2007, by and among National CineMedia, LLC, as borrower; the Lenders (as defined therein; Lehman Brothers Inc. and J.P. Morgan Securities, Inc., as arrangers; JPMorgan Chase Bank, N.A., as syndication agent; Credit Suisse (USA) LLC and Morgan Stanley Senior Funding, Inc., as co-documentation agents; and Lehman Commercial Paper Inc., as administrative agent (including forms of Term Note, Revolving Credit Note and Swing Line Note).
10.14	Employment Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., National CineMedia, LLC and Kurt C. Hall.
10.15	Employment Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., National CineMedia, LLC and Clifford E. Marks.
10.16	Employment Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., National CineMedia, LLC and Gary W. Ferrera.
10.17	Employment Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., National CineMedia, LLC and Thomas C. Galley.
10.18	Employment Agreement dated as of February 13, 2007, by and among National CineMedia, Inc., National CineMedia, LLC and Ralph E. Hardy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: February 16, 2007	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary